Exhibit (a)(6)

Taro Pharmaceutical Industries Ltd. c/o Taro Pharmaceuticals U.S.A., Inc. Three Skyline Drive Hawthorne, New York 10532 (Pink Sheets: TAROF)

CONTACT
Roanne Kulakoff
Kekst and Company
(212) 521-4837

FOR IMMEDIATE RELEASE
Hawthorne, NY, September 10, 2008

TARO SENDS LETTER TO UPDATE SHAREHOLDERS ON
STATUS OF LITIGATION WITH SUN

Hawthorne, NY, September 10, 2008 – Taro Pharmaceutical Industries Ltd. (“Taro,” the “Company,” Pink Sheets: TAROF) today announced that it is sending a letter to its shareholders updating them on the status of litigation with Sun Pharmaceutical Industries Ltd.  The full text of the letter is set forth below:

September 10, 2008

Dear Fellow Shareholders:

This has been an extraordinarily busy summer for us.  Despite market turmoil in the United States and in other key markets, we continued to perform well, building on the strong second quarter and first half-year performance that I previously reported to you.  Taro’s employees have continued to conduct business as usual and are developing and producing high quality products, enabling us to maintain our momentum as we continue the turnaround in our operations and financial performance, despite the ongoing litigation surrounding the terminated merger agreement with Sun Pharmaceutical Industries Ltd. (“Sun”), as well as the unsolicited tender offer that Sun has made to you at $7.75 per share.

In terms of the above-mentioned litigation, we have appealed to the Supreme Court of the State of Israel (the “Israel Supreme Court”) regarding the decision issued in August by the Tel-Aviv District Court in a lawsuit that Taro brought against Sun in order to require Sun to comply with the Special Tender Offer requirements as dictated under Israeli law.  The Israel Supreme Court has issued a stay of the lower court ruling, which means that Sun is precluded from being able to close its tender offer for Taro’s shares until the appeal process is concluded.  The Israel Supreme Court has indicated that it will hear arguments on December 8, 2008, and, presumably, issue its ruling some time later.

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Taro Pharmaceutical Industries Ltd.

The Company’s counsel has advised that no immediate changes will take place in the control or management of the Company, and that you need do nothing at this time in terms of tendering your shares to Sun.  It does mean, however, that we can continue to keep our focus on our primary and overarching goals: to continue to operate our business well, and to build shareholder value by generating increased sales and earnings.

As I noted, despite the uncertainty during the past 18 months, our business and profitability have grown, our R&D efforts have produced a strong pipeline and valuable new drug approvals, and, most importantly, our people have shown themselves to be resilient, dedicated and focused.  Our competitive market advantages, powered by their hard work and dedication to Taro, will, we believe, continue to drive our growth.

Sincerely,

/s/ Barrie Levitt, M.D.

Barrie Levitt, M.D.
Chairman

Taro is a multinational, science-based pharmaceutical company, dedicated to meeting the needs of its customers through the discovery, development, manufacturing and marketing of the highest quality healthcare products.  For further information on Taro Pharmaceutical Industries Ltd., please visit the Company's website at www.taro.com.

SAFE HARBOR STATEMENT
Certain statements in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements include, but are not limited to, statements that do not describe historical facts and statements that refer or relate to events or circumstances the Company “intends,” “may,” “estimates,” “believes,” or “expects” to happen, “should” happen, or similar language, and statements with respect to the Company’s appeal to the Israel Supreme Court.  Although Taro Pharmaceutical Industries Ltd. believes the expectations reflected in such forward-looking statements to be based on reasonable assumptions, it can give no assurances that its expectations will be attained.  Factors that could cause actual outcomes to differ include actions by the Israel Supreme Court, litigation brought by any party in any court in Israel, the United States, or any country in which Taro operates, regulatory actions and legislative actions in the countries in which Taro operates, and other risks detailed from time to time in the Company’s SEC reports, including its Annual Reports on Form 20-F. Forward-looking statements speak only as of the date on which they are made.  The Company undertakes no obligations to update, change or revise any forward-looking statement, whether as a result of new information, additional or subsequent developments or otherwise.

In connection with the Sun tender offer, Taro has filed with the Securities and Exchange Commission a Solicitation/Recommendation Statement on Schedule 14D−9.  Taro’s shareholders should read carefully the Schedule 14D−9 (including any amendments or supplements thereto) prior to making any decisions with respect to the Sun tender offer because it contains important information. Free copies of the Schedule 14D−9 and the related amendments or supplements thereto that Taro has filed with the SEC are available at the SEC’s website at www.sec.gov, at Taro’s website at www.taro.com, or from Taro’s information agent, Georgeson at 1-866-324-8878.

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